Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by ClimateRock of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of ClimateRock in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: March 14, 2022	/s/ Caroline Harding
Caroline Harding